Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy, Investor Relations (212) 515-4625

GateHouse Media Completes Sale of West Virginia Newspaper, The Herald-Dispatch

Fairport, New York. September 17, 2007—GateHouse Media, Inc. (NYSE: GHS) announced today that it completed the sale of The Herald-Dispatch and related publications located in Huntington, West Virginia. The buyer is Champion Publishing, Inc., and the properties were sold for a purchase price of $77 million.

About GateHouse Media

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 86 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 20 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”